Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP ANNOUNCES DIVESTITURE OF DISCONTINUED OPERATIONS
AND SIGNIFICANT PROGRESS ON ITS EXIT FROM IGT BUSINESS

Wayne, PA — January 6, 2005 — Triumph Group, Inc. (NYSE: TGI) announced today that it has sold the remaining Metals Group assets of its discontinued operations, TriWestern Metals Company, to Esmark, Inc. in Chicago Heights, Illinois.  TriWestern Metals, located in Chicago and Bridgeview, Illinois, develops, produces and markets electro-galvanized and flat rolled products and will be operating as Great Western Steel Company, LLC and ECT Bridgeview, LLC.

The sale was completed for cash as of the end of the quarter and will result in an after-tax loss of approximately $6 million, which will be included in the results of discontinued operations for the quarter, and will generate approximately $15 million in cash.  Proceeds will be used to pay down debt.

Commenting on the announcement, Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “We value the positive contribution that the employees at the Metals Group made to our company in the past and wish them well under their new ownership.”

Esmark’s Chief Executive Officer, James P. Bouchard, stated, “The acquisition of TriWestern is an excellent strategic fit with our existing Chicago based assets, and supports our plan to lead the consolidation of the Midwest steel services marketplace.”

Triumph also stated that it has substantially completed its previously announced plan to exit the IGT business.  All operations at the Phoenix Manufacturing Division of its subsidiary, Triumph Engineered Solutions, Inc., ceased as of December 31, 2004.  In connection with the shutdown, the company sold for cash some of the assets at net book value; the remaining assets and backlog associated with the commercial aerospace business was transferred to other Triumph facilities.  In addition, assets of the IGT Repair Division were sold to Phoenix Turbine Services, Inc. at net book value.  Also, a definitive agreement to sell the assets of the Wisconsin Manufacturing Division of Triumph Engineered Solutions to a subsidiary of FastenTech, Inc. was signed and is expected to

-More-

close by the end of February.  The costs associated with these steps will not exceed the previously announced range of up to $4.0 million.

Mr. Ill further stated, “With the completion of the sale of TriWestern Metals’ assets and the majority of our restructuring steps accomplished in exiting the IGT business, we are focused on continuing to grow our core aviation businesses.  We appreciate the dedicated efforts that the employees at the affected companies have made and wish them well in their future endeavors.”

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of aircraft and aircraft components as well as commercial, military and air cargo customers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release that are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2004.